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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44860



                      [SPECIALTY MORTGAGE TRUST, INC. LOGO]



Supplement to Prospectus Dated January 19, 2001


                            FOR CALIFORNIA INVESTORS


        The offering of Collateralized Investment Notes is limited to suitable investors only. A suitable investor is an investor who has a liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000, or, in the alternative, has a liquid net worth of $150,000, in both instances exclusive of their home, home furnishings and automobile, provided that in either case, the investment shall not exceed 10 percent of the net worth of the investor. The term "liquid net worth" means the excess of total assets over total liabilities, in this case exclusive of home, home furnishings and automobile, as determined by generally accepted accounting principles. In the Code of Regulations a husband and a wife are counted as a single individual and as such their net worth and gross annual income can be combined for purposes of determining investor suitability.



Dated:  May 2, 2001